Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Investment Community	News Media

JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer &	Senior Vice President
Treasurer	Public Affairs
(702) 693-8877	(702) 891-7147

MGM MIRAGE PROVIDES UPDATE ON CITYCENTER PROGRESS
Project Size Increases by 670,000 Square Feet
Residential Sales Exceed $800 Million To Date
     Las Vegas, April 20, 2007 — MGM MIRAGE (NYSE:MGM) today provided updated information on its CityCenter cost estimates and the progress of the residential sales efforts.
CityCenter Program and Cost Estimates
     Construction of all components of CityCenter is well underway. The components of CityCenter remain unchanged while the gross construction square footage has increased by 670,000 square feet. Management has updated CityCenter’s gross construction costs to a total of approximately $7.4 billion, excluding land costs and preopening expenses. Management also has updated its estimate of expected gross proceeds from the sale of residential units, from $2.5 billion to $2.7 billion, resulting in a new estimated net cost of CityCenter of $4.7 billion versus the previous estimate of $4.3 billion. In each case, these net costs exclude approximately $200 million in preopening expenses.
     “In a project of the magnitude and complexity of CityCenter, variances are to be expected,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “Our revised estimate of costs and revenues represents the increase to the overall development size as well as the tremendous public response to the residential offerings. Unit sales have been robust, and CityCenter continues to track to an on-schedule opening in November 2009.”
Residential Sales Progress
     Sales of residential units commenced in January 2007 and have been exceptionally strong. Through April 19, 2007, contracts for the sale of residential units have been executed representing over $800 million in sales proceeds at average sales per square foot above original projections. These contracts are accompanied by non-refundable deposits equal to 10% of the purchase price at signing, with a second 10% deposit due in six months from contract signing.
     The Company is currently converting reservations to sales contracts for Vdara, the 1,543-unit condominium-hotel tower. During its initial release, the Company has received over 700 reservations and anticipates converting approximately 60% of such units to sales contracts. To date, over 300 of these reservations have been converted to sales contracts. The Company has also begun taking reservations for the two 335-unit Veer towers, and has received over 630 reservation deposits. The Company has only recently begun converting reservations to contract. The residential program at the Mandarin Oriental has been tremendously successful with approximately 90% of the 227 units sold out at higher average price per square foot than originally anticipated. The Company expects to release approximately 200 residences at The Harmon later this year.
     CityCenter is MGM MIRAGE’s dazzling vertical city in the heart of the Las Vegas Strip between Bellagio and Monte Carlo resorts. The development combines into a single urban core approximately 2,700 private residences, two 400-room non-gaming boutique hotels (one of which will be managed by luxury hotelier Mandarin Oriental), a dramatic 60-story, 4,000-room resort casino, and a 470,000-square-foot retail and entertainment district. CityCenter is a design collaboration between MGM MIRAGE and eight of the world’s foremost architects including Foster and Partners, Gensler, Helmut Jahn, KPF Architects, Pelli Clarke Pelli, Rockwell Group, RV Architecture LLC led by Rafael Vinoly and Studio Daniel Libeskind.
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Risks related to construction and development projects:
     The Company’s plans for future construction can be affected by a number of factors, including time delays in obtaining necessary governmental permits and approvals and legal challenges. The Company may make changes in project scope, budgets and schedules for competitive, aesthetic or other reasons, and these changes may also result from circumstances beyond the Company’s control. These circumstances include weather interference, shortages of materials and labor, work stoppages, labor disputes, unforeseen engineering, environmental or geological problems, and unanticipated cost increases. Any of these circumstances could give rise to delays or cost overruns.
     For more information, please refer to the Company’s Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.